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                           CERTIFICATE OF AMENDMENT
                                    TO THE
                    RESTATED CERTIFICATE OF INCORPORATION
                       OF CARIBINER INTERNATIONAL, INC.

         (Under Section 242 of the Delaware General Corporation Law)

         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), Caribiner International, Inc. (the "Corporation") hereby certifies as follows:

         FIRST:    The name of the Corporation is CARIBINER INTERNATIONAL, INC.
The Corporation's original Certificate of Incorporation was filed with the Secretary of State on December 1, 1989 under the name Ingleby Enteprises Inc. An amendment to the original Certificate of Incorporation was filed with the Secretary of State on December 29, 1992, to change the Corporation's name to Business Communications Group, Inc. A Restated Certificate of Incorporation was filed with the Secretary of State on July 2, 1993, under the name Business Communications Group, Inc. An amendment to the Restated Certificate of Incorporation was filed with the Secretary of State on December 12, 1995 to change the Corporation's name to its present name. A second Restated Certificate of Incorporation was filed with the Secretary of State on March 15, 1996 to restate, integrate and further amend the Restated Certificate of Incorporation.

         SECOND:    The Board of Directors of the Corporation, at a meeting duly called and held in accordance with the Second Amended and Restated Bylaws of the Corporation and Section 141 of the DGCL, duly adopted resolutions proposing and declaring advisable the amendment to the Restated Certificate of Incorporation.

         THIRD:    The Restated Certificate of Incorporation, as amended or
supplemented heretofore, is hereby further amended as follows:

         The first sentence of Article 4.1 of the Restated Certificate of Incorporation is hereby deleted in its entirety and the following substituted in lieu thereof:

         "The aggregate number of shares that the Corporation shall have authority to issue is 102,000,000 shares of capital stock of which (a) 100,000,000 shares shall be of a class of voting common stock, par value $0.01 per share (the "Common Stock"); and (b) 2,000,000 shares shall be of a class of preferred stock, par value $0.01 per share (the "Preferred Stock"), for which the Board of Directors (the "Board") is authorized hereby, subject to the limitations prescribed by law and the provisions of this Article to provide for the issuance of shares of Preferred Stock in

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         series, and by filing a certificate pursuant to the DGCL to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series of Preferred Stock and the qualifications, limitations or restrictions thereof."

         FOURTH:    The foregoing amendment to the Restated Certificate of
Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL pursuant to a duly adopted resolution of the Board of Directors of the Corporation, an annual meeting of the stockhoders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of the amendment.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Raymond S. Ingleby, its Chairman and Chief Executive Officer, and attested by Harold E. Schwartz,its Secretary, as of this 30th day of March, 1998.

                                       CARIBINER INTERNATIONAL, INC.

                                       By  /s/ Raymond S. Ingleby
                                          -----------------------------------
                                          Raymond S. Ingleby
                                          Chairman of the Board and Chief
                                          Executive Officer

ATTEST:

By: /s/ Harold E. Schwartz
   ------------------------
    Harold E. Schwartz
    Secretary